UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-A/A
FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934
GLG PARTNERS, INC.
(Exact name of registrant as specified in its charter)

Delaware (State of Incorporation or Organization)	20-5009693 (I.R.S. Employer Identification Number)
390 Park Avenue, 20th Floor New York, New York (Address of principal executive offices)	10022 (Zip Code)
Securities to be registered pursuant to Section 12(b) of the Act:

Name of Each Exchange on Which
Title of Each Class to be so Registered	Each Class is to be Registered

Units, each consisting of one share of Common Stock and one Warrant	The New York Stock Exchange, Inc.

Common Stock, par value, $0.0001 per share, including shares included in the Units	The New York Stock Exchange, Inc.

Warrants, including Warrants included in the Units	The New York Stock Exchange, Inc.
If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box ☒
If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box ☐
Securities Act registration statement file numbers to which this form relates: 333-136248 and 333-139593
Securities to be registered pursuant to Section 12(g) of the Act:
None
(Title of Class)

Item 1. Description of Registrant’s Securities to be Registered.
     This amended registration statement on Form 8-A/A is being filed to reflect the voluntary delisting of the securities of GLG Partners, Inc., formerly named Freedom Acquisition Holdings, Inc. (the “Company”), and their listing on the New York Stock Exchange, Inc. effective as of the opening of trading on November 5, 2007 and the change of the Company’s name. The securities to be registered hereby are shares of Common Stock, par value $0.0001 per share (the “Common Stock”), warrants to purchase Common Stock (the “Warrants”) and units consisting of one share of Common Stock and one Warrant (the “Units”) of the Company. The description of the Common Stock, the Warrants and the Units contained in the section entitled “The Authorized Share Proposal —Description of Capital Stock” in the Company’s definitive proxy statement dated October 12, 2007 and in the section entitled “Description of Securities” in the Prospectus related to the Company’s Registration Statements on Form S-1 (Registration Nos. 333-136248 and 333-139593), as amended, are hereby incorporated by reference herein.
Item 2. Exhibits.

3.1*	Amended and Restated Certificate of Incorporation.

3.2	Certificate of Amendment to Amended and Restated Certificate of Incorporation.

3.3	Certificate of Designation of Series A Preferred Stock.

3.4*	Bylaws.

3.5	Form of Amended Bylaws.

4.1*	Specimen Unit Certificate.

4.2*	Specimen Common Stock Certificate.

4.3**	Amended and Restated Warrant Agreement dated as of December 21, 2006 between Continental Stock Transfer & Trust Company and the Company.

*	Incorporated by reference to the corresponding exhibit filed with the Company’s Registration Statement on Form S-1 (File No. 333-136248), as amended.

**	Incorporated by reference to Exhibit 4.8 filed with the Company’s Annual Report on Form 10-K for the year ended December 31, 2006.

SIGNATURE
     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized.

Date: November 2, 2007	GLG Partners, Inc.
	By:	/s/ Alejandro San Miguel
		Name:	Alejandro San Miguel
		Title:	General Counsel and Corporate Secretary

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